Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Fourth Quarter and Full Year 2006 Results

East Hartford, Conn. – May 8, 2006—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the fourth quarter and full year ended February 28, 2006.

Fourth Quarter 2006 Operating Results

Net sales totaled $83.7 million for the fourth quarter ended February 28, 2006, compared to $82.1 million in the fourth quarter of the prior fiscal year, an increase of $1.6 million, or 1.8%. For the quarter ended February 28, 2006, the Company sold an aggregate of 67,030 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products. This is a slight increase of 418 tons or .6% from the comparable period in the prior year. Net sales within the Tissue Segment for the quarter ended February 28, 2006 totaled $59.1 million, an increase of 1.4% from $58.2 million for the comparable period in the prior year. The increase for the Tissue Segment is attributable to growth in tissue converted product sales, partially offset by unfavorable tissue hard roll mix. Net sales within the Machine-Glazed Paper Segment for the quarter ended February 28, 2006 totaled $24.6 million, an increase of 2.8% from $23.9 million for the comparable period in the prior year. The increase for the Machine-Glazed Paper Segment is attributable to an increase in volume sold from the comparable period in the prior year.

For the quarter ended February 28, 2006, the Company reported gross profit of $6.4 million or 7.6% of net sales, compared to $9.6 million or 11.6% for the comparable period in the prior year. The decrease in gross profit is primarily attributable to significant market price increases for both natural gas and electricity offset partially by an increase in higher-margin converting business. The effect of the increases in natural gas and electricity prices accounted for a $3.8 million decrease in gross profit from the prior year. Income from operations for the fourth quarter ended February 28, 2006 was $3.0 million compared to $6.0 million for the comparable period in the prior year. Income from operations in the Tissue Segment for the quarter ended February 28, 2006 was $1.9 million compared to $4.2 million for the fourth quarter in the prior year. Income from operations in the Machine-Glazed Paper Segment was $1.1 million compared to $1.8 million for the fourth quarter in the prior year. The decreases are primarily attributable to the higher energy costs as discussed above.

For the quarter ended February 28, 2006, the Company reported a pretax loss of $1.5 million, compared to pretax income of $2.0 million for the comparable period in the prior year. For the quarter ended February 28, 2006, the Company experienced a net loss of

$.4 million, compared to net income of $1.0 million for the comparable period in the prior year. Included in the fourth quarter fiscal year 2006 net loss of $.4 million is $1.1 million of income tax benefit compared to $1.0 million income tax expense in the comparable period in the prior year. The increase in the benefit recorded in the fourth quarter fiscal year 2006 compared to the third quarter fiscal year 2006 was primarily related to a difference in our overall operating results for fiscal year 2006 as compared to anticipated results.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ended February 28, 2006 totaled $6.1 million, compared to $10.1 million for the comparable period in the prior year.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented: “The current price for key commodities; natural gas, electricity, transportation, and petroleum based raw material and finishing supplies, continue to exert pressure on our cost structure.  We remain committed to mitigate the impact of these costs through programs to minimize the cost of the commodities we consume.”

Fiscal Year 2006 Operating Results

Net sales totaled $328.8 million for the fiscal year ended February 28, 2006, compared to $332.9 million in the prior fiscal year, a decrease of $4.1 million, or 1.2%. For the year ended February 28, 2006, the Company reported gross profit of $27.7 million or 8.4% of net sales, compared to $40.8 million or 12.3% in the prior year. The decrease in gross profit is primarily attributable to significant market price increases for both natural gas and electricity experienced throughout the fiscal year ended February 28, 2006. The effect of the increase in energy prices during the fiscal year ended February 28, 2006 was $11.4 million. Excluding these price increases, gross margin for the fiscal year ended February 28, 2006 would have been 11.9% compared to 12.3% for the comparable period in the prior year. Income from operations for the year ended February 28, 2006 was $11.4 million compared to $22.0 million in the prior year. This decrease in income from operations is the result of the decrease in gross profit described above, $.8 million of costs due to the effects of Hurricane Katrina, $1.1 million of restructuring costs and $2.3 million of terminated merger-related transaction costs recorded in the third quarter of fiscal year 2006. The restructuring costs relate to severance costs associated with the Company’s decision to indefinitely idle one of its paper machines at its Interlake facility, as previously announced, and severance costs associated with a change in the corporate organizational structure. The terminated merger-related transaction costs were incurred in connection with a previously announced proposed transaction which was terminated in October 2005 by the mutual consent of the parties.

For the fiscal year ended February 28, 2006, the Company reported a net loss of $2.6 million compared to net income of $3.1 million in the prior year. EBITDA for the fiscal year ended February 28, 2006 totaled $26.1 million, compared to $35.4 million in the prior year.

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our fourth quarter and annual consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and a reconciliation of consolidated net income from operations to consolidated EBITDA. EBITDA is not a measure of performance under accounting principles generally accepted in the United States and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles. We have presented EBITDA because we believe that it is widely accepted that EBITDA provides useful information regarding a Company’s ability to service debt. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Cellu Tissue’s management invites you to listen to our conference call on May 9, 2006 at 10:30 a.m. ET regarding fourth quarter and full fiscal year 2006 financial results. The dial-in number is (800) 762-7308 or International (480) 629-9027; participant code 828678. A taped replay of the conference call will be available after 1:30 p.m. May 9, 2006 until May 23, 2006. The number to call for the taped replay is (800) 475-6701 or International (320) 365-3844, access code 828678.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps. In addition, the Company produces a variety of converted tissue products. Information about Cellu Tissue Holdings, Inc. is available on the Internet at www. cellutissue.com.

For further information, please contact Dianne Scheu, Chief Financial Officer of Cellu Tissue Holdings, Inc. @ 678-393-2651, Ext. 2164; scheud@cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars, in thousands)

	Three Months Ended		Year Ended
	February 28 2006	February 28 2005	February 28 2006	February 28 2005
	(Unaudited)	(Unaudited)
Net sales	$83,659	$82,144	$328,833	$332,893
Cost of goods sold	77,282	72,592	301,111	292,051
Gross profit	6,377	9,552	27,722	40,842

Selling, general and administrative expenses	3,397	3,483	12,872	14,939
Restructuring costs	18	—	1,050	—
Terminated merger-related transaction costs	(81)	—	2,285	—
Compensation from redemption of stock options	—	—	—	3,414
Accelerated vesting of stock options-noncash	18	—	82	534
Income from operations	3,025	6,069	11,433	21,955

Write-off of debt issuance costs and prepayment penalties	—	—	—	3,318
Interest expense, net	4,329	4,358	17,077	17,428
Foreign currency loss (gain)	125	(222)	503	633
Other expense (income)	51	(89)	(3)	(2,446)
(Loss) income before income tax (benefit) expense	(1,480)	2,022	(6,144)	3,022
Income tax (benefit) expense	(1,107)	972	(3,575)	(74)
Net (loss) income	$(373)	$1,050	$(2,569)	$3,096

CELLU TISSUE HOLDINGS, INC,

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	February 28 2006	February 28 2005

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,824	$26,959
Receivables, net	35,054	35,787
Inventories	27,920	24,601
Prepaid expenses and other current assets	3,378	3,805
Income tax receivable	362	—
Deferred income taxes	2,932	1,295
TOTAL CURRENT ASSETS	92,470	92,447
PROPERTY, PLANT AND EQUIPMENT, NET	98,090	97,314
DEBT ISSUANCE COSTS	5,746	7,168
GOODWILL	13,724	13,724
OTHER ASSETS	202	190
TOTAL ASSETS	$210,232	$210,843

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$18,649	$18,974
Accrued expenses	16,005	15,463
Accrued interest	7,232	7,416
Current portion of long-term debt	290	270
TOTAL CURRENT LIABILITIES	42,176	42,123
LONG-TERM DEBT, LESS CURRENT PORTION	160,790	160,790
DEFERRED INCOME TAXES	13,962	15,280
OTHER LIABILITIES	210	236
STOCKHOLDERS’ DEFICIENCY	(6,906)	(7,586)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$210,232	$210,843

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY

(Dollars, in thousands)

	Three Months Ended		Year Ended
	February 28 2006	February 28 2005	February 28 2006	February 28 2005
	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net (loss) income	$(373)	$1,050	$(2,569)	$3,096
Write-off of debt issuance costs-noncash	—	—	—	2,895
Accelerated vesting of stock options-noncash	18	—	82	534
Deferred income taxes	(1,444)	(762)	(2,955)	1,431
Accretion of debt discount	79	68	300	290
Depreciation and amortization	3,555	4,085	16,277	16,264
Loss (gain) on sale of property, plant & equipment	3	9	(9)	(2,365)
Unearned compensation	—	—	—	389
Changes in working capital	7,710	5,769	(2,526)	9,701
Net cash provided by operating activities	9,548	10,219	8,600	32,235

INVESTING ACTIVITIES
Proceeds for sale of property, plant and equipment, net	—	—	—	4,004
Capital expenditures	(3,300)	(3,743)	(13,050)	(11,419)
Net cash used in investing activities	(3,300)	(3,743)	(13,050)	(7,415)

FINANCING ACTIVITIES
(Payments) borrowings of debt, net	—	—	(280)	116,337
Payments on revolving line of credit, net	—	—	—	(10,954)
Cash dividends	—	—	—	(96,789)
Prepayment penalties	—	—	—	(424)
Debt issuance costs	—	(74)	(2)	(6,733)
Net cash (used in) provided by financing activities	—	(74)	(282)	1,437

Effect of foreign currency	233	26	597	702

Net increase (decrease) in cash and cash equivalents	6,481	6,428	(4,135)	26,959
Cash and cash equivalents at beginning of period	16,343	20,531	26,959	—
Cash and cash equivalents at end of period	$22,824	$26,959	$22,824	$26,959

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended		Year Ended
	February 28 2006	February 28 2005	February 28 2006	February 28 2005
NET SALES:
Tissue	$59,090	$58,250	$232,865	$230,370
Machine-Glazed Paper	24,569	23,894	95,968	102,523
Consolidated	$83,659	$82,144	$328,833	$332,893

INCOME FROM OPERATIONS:
Tissue	$1,932	$4,249	$8,373	$14,657
Machine-Glazed Paper	1,093	1,820	3,060	7,298
Consolidated	$3,025	$6,069	$11,433	$21,955

CELLU TISSUE HOLDINGS, INC.

RECONCILIATION OF CONSOLIDATED NET (LOSS) INCOME TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended		Year Ended
	February 28 2006	February 28 2005	February 28 2006	February 28 2005

NET(LOSS) INCOME	$(373)	$1,050	$(2,569)	$3,096
Add back:
Depreciation	3,181	3,718	14,854	14,858
Interest expense	4,428	4,404	17,367	17,507
Income tax(benefit) expense	(1,107)	972	(3,575)	(74)
EBITDA	$6,129	$10,144	$26,077	$35,387